UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC   20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

November 3, 2004

Date of Report (Date of earliest event reported)

HAGGAR CORP.

(Exact name of registrant as specified in its charter)

NEVADA

0-20850

75-2187001

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11511 Luna Road Dallas, Texas 75234
(Address of principal executive offices including zip code)

(214) 352-8481

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements and Exhibits.

The Quarterly & Annual Projections table in the original Form 8-K submitted for filing on the evening of November 3, 2004 contained a typographical error.  That typographical error has been corrected.  Note (2) to the table now correctly reads as follows:

“Includes one-time costs of approximately $0.8 million associated with the global headquarters relocation and an increase to a legal reserve of $0.5 million, or a $0.12 net impact on diluted earnings per share.  The fiscal 2004 diluted earnings per share amount as adjusted for these aforementioned items is $1.46.”

HAGGAR CORP.
QUARTERLY & ANNUAL PROJECTIONS FOR
FISCAL 2005 COMPARED
TO FISCAL 2004
($ in millions except EPS data)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Annual Total
	(1) 2005 Projected Range	2004 Actual	2005 Projected Range	(2) 2004 Actual	2005 Projected Range	2004 Actual	2005 Projected Range	2004 Actual	2005 Projected Range	(2) 2004 Actual

NET SALES	$102 - $107	$107.7	$122 - $127	$132.1	$118 - $122	$116.3	$133 - $137	$131.8	$475 - $493	$487.9
NET INCOME (LOSS)	$(1.9) - $(1.5)	$1.2	$2.7 - $3.1	$2.7	$3.2 - $3.5	$1.7	$6.0 - $6.4	$3.8	$10.0 - $11.5	$9.4
EPS CALCULATION – Basic net income (loss) per common share	$(0.26) - $(0.21)	$0.18	$0.38 - $0.43	$0.39	$0.44 - $0.49	$0.24	$0.83 - $0.88	$0.55	$1.39 - $1.59	$1.37
EPS CALCULATION – Diluted net income (loss) per common share	$(0.26) - $(0.21)	$0.18	$0.38 - $0.43	$0.38	$0.44 - $0.49	$0.23	$0.83 - $0.88	$0.54	$1.39 - $1.59	$1.34

(1)          The first quarter of fiscal 2005 projection includes between $3.0 to $4.0 million, or $0.26 to $0.34 diluted earnings per share impact, in national television and radio consumer advertising expense as compared to the first quarter of fiscal 2004 related to the Company’s new product innovation, ForeverNew™.

(2)          Includes one-time costs of approximately $0.8 million associated with the global headquarters relocation and an increase to a legal reserve of $0.5 million, or a $0.12 net impact on diluted earnings per share.  The fiscal 2004 diluted earnings per share amount as adjusted for these aforementioned items is $1.46.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 3, 2004
HAGGAR CORP.
(Registrant)

	By:	/s/ John Feray
John Feray
(Chief Financial Officer)